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                                                                    EXHIBIT 12.1


            ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES

  STATEMENT OF COMPUTATION OF RATIO OF DEFICIENCY OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                   PERIOD FROM
                                                    INCEPTION
                                                  (DECEMBER 19,
                                                     1996) TO               YEAR ENDED                  NINE MONTHS ENDED
                                                   DECEMBER 31,            DECEMBER 31,                   SEPTEMBER 30,
                                                      1997             1998           1999             1999            2000
                                                  -------------    ----------       ---------       ---------       ----------
DETERMINATION OF EARNINGS:
     Earnings Before Taxes                          $  (1,497)      $ (14,610)      $ (57,488)      $ (35,992)      $(128,310)

        Interest Expense                                 (123)           (724)         (1,275)           (861)         (4,632)
        Accrued Dividends                                  --            (452)         (6,452)         (5,540)             --
                                                    ---------       ---------       ---------       ---------       ---------
        Fixed Charges                                    (123)         (1,176)         (7,727)         (6,401)         (4,632)
                                                    ---------       ---------       ---------       ---------       ---------
          Total Earnings as Defined                 $  (1,620)      $ (15,786)      $ (65,215)      $ (42,393)      $(132,942)
                                                    =========       =========       =========       =========       =========
FIXED CHARGES AND OTHER:
        Fixed Charges                                    (123)         (1,176)         (7,727)         (6,401)         (4,632)
        Capitalized Interest                               40             221              --              --             300
        Amortization of Capitalized Interest               --              (4)            (26)            (20)            (20)
                                                    ---------       ---------       ---------       ---------       ---------
     Total Fixed Charges and Other                  $     (83)      $    (959)      $  (7,753)      $  (6,421)      $  (4,352)
                                                    =========       =========       =========       =========       =========
DEFICIENCY OF EARNINGS TO FIXED CHARGES             $  (1,537)      $ (14,827)      $ (57,462)      $ (35,972)      $(128,590)
                                                    =========       =========       =========       =========       =========